Exhibit 23.6

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long Term Incentive Plan of Arc Logistics Partners LP of our report dated April 17, 2012, except Note 3, as to which the date is April 29, 2013, with respect to the consolidated financial statements of Gulf LNG Holdings Group, LLC included in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-191534) and related Prospectus of ARC Logistics Partners LP dated October 25, 2013 and Prospectus Supplement dated November 5, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 22, 2013